EXECUTIVE PERQUISITES

Effective December 2005, elected Vice Presidents and more senior executives of Edison International and its subsidiaries are generally covered by the following perquisite programs:

Estate and Financial Planning Program – up to $20,000 per year for Chairman and Chief Executive Officer (“CEO”) of Edison International (“EIX”), up to $10,000 for others.

Company car – Chairman and CEO of EIX only.

Car service – CEO and Chief Financial Officer of Edison Mission Group and Chief Financial Officer of EIX. This arrangement was made when these officers were asked to take on new assignments in 2005, as it was less expensive for the company than relocation. The cars are equipped to enable the officers to work during the commute, which they typically do.

Car allowance - $1,000 per month for officers of EIX and Southern California Edison, except for the Chairman and CEO. Eligible officers are expected to have a suitable business car that is well maintained.

Executive Health Enhancement Program – executive physical at U.C. Irvine or University of Southern California or reimbursement of up to $1,500 per year for screening or preventive services not covered by health plan.

Club memberships - Club memberships are not a formal perquisite for officers, but are subject to management approval based on business considerations.

Tax gross-up - Tax gross-up is provided on amounts imputed or reimbursed to officers for perquisites other than car allowances.